SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13D-1(B) AND (C) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13D-2(B)



                                 IGO CORPORATION
                                (NAME OF ISSUER)



                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)



                                    44959210
                                 (CUSIP NUMBER)

                                 ---------------

CUSIP NO.  44959210                    13G                     PAGE 2 OF 9 PAGES

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1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Wand/Power Express Investment I L.P.

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [ ]
                                                            (b)  [x]

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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

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                    5    SOLE VOTING POWER

 NUMBER OF          ------------------------------------------------------------
   SHARES           6    SHARED VOTING POWER
BENEFICIALLY             3,147,000
  OWNED BY
    EACH            ------------------------------------------------------------
 REPORTING          7    SOLE DISPOSITIVE POWER
   PERSON
    WITH            ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         3,147,000

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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,147,000 (See Item 4)

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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                        [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     16.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     PN

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
CUSIP NO.  44959210                    13G                     PAGE 3 OF 9 PAGES

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1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Wand (Power Express) Inc.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [ ]
                                                            (b)  [x]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

 NUMBER OF          ------------------------------------------------------------
   SHARES           6    SHARED VOTING POWER
BENEFICIALLY             3,147,000
  OWNED BY
    EACH            ------------------------------------------------------------
   PERSON           7    SOLE DISPOSITIVE POWER
    WITH
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         3,147,000

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,147,000 (See Item 4)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                        [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     16.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     CO

--------------------------------------------------------------------------------

CUSIP NO.  44959210                    13G                     PAGE 4 OF 9 PAGES

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1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Bruce W. Schnitzer

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [ ]
                                                            (b)  [x]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

 NUMBER OF          ------------------------------------------------------------
   SHARES           6    SHARED VOTING POWER
BENEFICIALLY             3,147,000
  OWNED BY
    EACH            ------------------------------------------------------------
   PERSON           7    SOLE DISPOSITIVE POWER
    WITH
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         3,147,000

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,147,000 (See Item 4)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                        [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     16.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN

--------------------------------------------------------------------------------

CUSIP NO.  44959210                    13G                     PAGE 5 OF 9 PAGES

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1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     David J. Callard

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [ ]
                                                            (b)  [x]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

 NUMBER OF          ------------------------------------------------------------
   SHARES           6    SHARED VOTING POWER
BENEFICIALLY             3,147,000
  OWNED BY
    EACH            ------------------------------------------------------------
   PERSON           7    SOLE DISPOSITIVE POWER
    WITH
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         3,147,000

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,147,000 (See Item 4)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                        [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     16.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN

--------------------------------------------------------------------------------

ITEM 1(a).     NAME OF ISSUER:

               iGo Corporation

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               One Corporate Drive, Suite 414
               Shelton, Connecticut 06484


ITEM 2(a).     NAME OF PERSONS FILING:

                    This Schedule 13G is being jointly filed by Wand/Power
               Express Investment I L.P., a Delaware limited partnership ("Wand L.P."), Wand (Power Express) Inc., a Delaware corporation ("Wand Inc."), Bruce W. Schnitzer and David J. Callard. Wand Inc. is the general partner of Wand L.P. Mr. Schnitzer owns 50.555% of Wand Inc. and a small limited partnership interest in Wand L.P. Mr. Callard owns 30.272% of Wand Inc. and a small limited partnership interest in Wand L.P. Wand Inc. also has a carried interest on certain partnership distributions of Wand L.P.


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The principal business address of each of the reporting persons is:

               c/o Wand Partners (S.C.) Inc.
               630 Fifth Avenue, Suite 2435
               New York, NY  10111


ITEM 2(c).     CITIZENSHIP:

               Mr. Schnitzer and Mr. Callard are both United States citizens. Each of the other reporting persons is organized under the laws of the state of Delaware.


ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e).     CUSIP NUMBER:

               44959210


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.


ITEM 4.        OWNERSHIP.

                    As of December 31, 1999, 3,147,000 shares of Common Stock, or 16.3% of the total outstanding shares on that date, were held by Wand L.P. Because of the relationships described above, pursuant to Rule 13d-1, Wand Inc. may be deemed the beneficial owner of an aggregate of 3,147,000 shares, or 16.3% of the total outstanding shares on that date, consisting of the shares owned by Wand L.P. Because of the relationships described above, pursuant to Rule 13d-1, Mr. Schnitzer may be deemed the beneficial owner of an aggregate of 3,147,000 shares, or 16.3% of the total shares outstanding on that date, consisting of shares owned by Wand L.P. Because of the relationships described above, pursuant to Rule 13d-1, Mr.Callard may be deemed the beneficial owner of an aggregate of 3,147,000 shares, or 16.3% of the total shares outstanding on that date, consisting of shares owned by Wand L.P.

                    Because of the relationships described above, the reporting persons may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, and as such, each member of the group would be deemed to beneficially own, in the aggregate, all the shares of Common Stock held by members of the group. The reporting persons do not admit that they constitute a group within the meaning of Rule 13d-5.

                    Wand L.P. may be deemed to have shared voting and
               dispositive power over the 3,147,000 shares it owns. Wand Inc. may be deemed to have shared and dispositive power over 3,147,000 shares owned by Wand L.P. Mr. Schnitzer may be deemed to have shared voting and dispositive power over 3,147,000 shares owned by Wand L.P. Mr. Callard may be deemed to have shared voting and dispositive power over 3,147,000 shares owned by Wand L.P.


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               See description of certain carried interests held by Wand Inc. in
               Item 4 above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.


ITEM 10.       CERTIFICATION.

               Not applicable.

                                   SIGNATURES


          After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        WAND/POWER EXPRESS INVESTMENT I, L.P.



                                        /s/ Bruce W. Schnitzer
February 14, 2000                       ----------------------------------------
Dated                                   Signed by Bruce W. Schnitzer,
                                        Chairman of Wand (Power Express) Inc.,
                                        its general partner


                                        WAND (POWER  EXPRESS) INC.



                                        /S/ Bruce W. Schnitzer
February 14, 2000                       ----------------------------------------
Dated                                   Signed by Bruce W. Schnitzer,
                                        its Chairman


                                        BRUCE W. SCHNITZER



                                        /s/ Bruce W. Schnitzer
February 14, 2000                       ----------------------------------------
Dated


                                        DAVID J. CALLARD



                                        /s/ David J. Callard
February 14, 2000                       ----------------------------------------
Dated

                                    EXHIBITS


EXHIBIT A      Statement With Respect to Joint Filing of Schedule 13G

                                                                       EXHIBIT A

Joint Filing Agreement Pursuant to Rule 13d-1(f)(1)
--------------------------------------------------


          This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or
Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.


                                        WAND/POWER EXPRESS INVESTMENT I, L.P.



                                        /s/ Bruce W. Schnitzer
February 14, 2000                       ----------------------------------------
Dated                                   Signed by Bruce W. Schnitzer,
                                        Chairman of Wand (Power Express) Inc.,
                                        its general partner


                                        WAND (POWER EXPRESS) INC.



                                        /s/ Bruce W. Schnitzer
February 14, 2000                       ----------------------------------------
Dated                                   Signed by Bruce W. Schnitzer,
                                        its Chairman


                                        BRUCE W. SCHNITZER



                                        /s/ Bruce W. Schnitzer
February 14, 2000                       ----------------------------------------
Dated


                                        DAVID J. CALLARD



                                        /s/ David J. Callard
February 14, 2000                       ----------------------------------------
Dated


                                       11